
MASTERWORKS
LIMITED
SHARES
REMAIN

This rare sub $1M offering by Joan Mitchell has limited shares remaining.

99% PROGRESS

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Mitchell's Meteoric Rise

Mitchell's market has expanded dramatically in recent years. She finished '23 with $94M in total auction sales and this year is currently a top-10 selling artist worldwide. See the growth in her annual sales volume:



Millions of $
100
75
50
25
0
2010
2012
2014
2016
2018
2020
2022

Rare price point under $1M

As Mitchell's market expands, it's increasingly rare to find paintings at this price point. Following the auction purchase, we're offering it for less than $1M.


8.500.000
Sotheby's
CONTEMPORARY
EVENING AUCTION
CELINE
NEW YORK

Low Historical Volatility

90% of the time at auction, Mitchell's paintings re-sell for more than they were initially bought for. (From 1997-2024, across 50 sales.)



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Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

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